Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES INTERIM OPERATIONS UPDATE

•     9 NET NEW HIGH-WORKING-INTEREST PRODUCERS CONTINUE

PRODUCTION GROWTH INTO THE NEW YEAR

DENVER — January 10, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today provided an interim corporate update on recent completion and drilling activities.

Interim Completion Operations Update

Kodiak completion operations in the Williston Basin continue with two full-time, 24-hour-per-day crews.  During December 2012 and into the first 10 days of January 2013, the Company completed 11 gross (8.6 net) operated wells.  Going forward in 2013, based upon the completion work performed to date, the Company expects to achieve five to six gross well completions per month per completion crew.

Interim Drilling Operations Update

Kodiak’s drilling operations continue with seven operated rigs.  Currently, three drilling rigs are operating in the Polar project area in southern Williams County, with one rig in each of the Smokey, Koala and Grizzly project areas in McKenzie County as well as one rig operating in Dunn County.  The Company intends to release one of the drilling rigs during the first quarter of 2013 and intends to operate six rigs during the remainder of 2013.

The Company’s program to test 12 wells within a drilling spacing unit (DSU) in the Company’s Polar and Smokey operating areas continues on schedule.  The Polar pilot project wells will be drilled from three four-well pads, with six wells targeting the Middle Bakken and six wells targeting the two upper intervals of the Three Forks formations.  Drilling from the first four-well pad has commenced.  Kodiak expects to mobilize two additional rigs onto the remaining pads later in the first quarter 2013.

In Kodiak’s Smokey block, two wells within the test DSU are now producing: one from the Middle Bakken and one from Three Forks.  A rig is currently drilling the second of three additional well bores into the same DSU.  Kodiak expects to drill the remaining seven wells following drilling of the Polar pilot program.

Water disposal and oil and gas lines are being constructed in each of the test areas and should be operational by first production for both projects.

Current Completion and Production Update

Subsequent to Kodiak’s last operations update furnished in early December 2012, the Company finished completion operations on 11 gross (8.6 net) wells that are currently in flow-back operations.  Throughout December 2012, several producing wells were shut-in for reservoir pressure maintenance during completion operations of the offsetting wells.

The Company expects fourth quarter 2012 average daily oil and gas sales volumes to be approximately 19,000 barrels of oil equivalent per day (BOE/d), assuming a constant rate of non-operated production.  During December and again assuming constant non-operated production, the peak daily oil and gas sales rate achieved was approximately 26,000 BOE/d and the peak production rate was approximately 29,000 BOE/d.

As previously announced, for the full-year 2013, Kodiak projects average oil and gas sales volumes of 29,000 to 31,000 BOE/d, based upon the activities contemplated under its $775 million 2013 CAPEX budget.  This production level would represent over 80% sales volumes growth over 2012.  The projected exit rate for 2013 sales volumes is expected to range from 38,000 to 40,000 BOE/d.

Management Comment

Commenting on ongoing operations, Kodiak’s Chairman and CEO Lynn A. Peterson said:  “Execution of our drilling and completion schedule remains on track.  Our average spud to total depth drilling days is approaching 20 days per well which helps to reduce our completed well costs.  Our completion operations are running smoothly with the two dedicated crews.  As expected, we are experiencing colder winter weather, which can slow some completion activity; however, the team continues to make good progress.  We ended 2012 with sales and production volumes in line with our expectations and look forward to continued growth in 2013.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to Kodiak’s exploration, development, growth, drilling rig utilization and drilling plans, availability of water disposal and oil and gas lines, anticipated improvements in operational efficiencies and cost reductions, production and sales estimates and forecasts, and expectations regarding our ability to execute our 2013 program. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11